EXHIBIT 10.70

         PURCHASE AND SALE AGREEMENT, dated January 6, 2005, by and between Victory International (USA) LLC, a New Jersey limited liability company with an office at 85 Newfield Avenue, Edison, New Jersey 08837 ("Seller") and Parlux Fragrances, Inc., a Delaware corporation with an office at 3725 SW 30th Avenue, Fort Lauderdale, Florida 33312 ("Buyer"). Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings assigned thereto in Appendix A.

                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, Seller owns or holds certain assets, including inventories, technology, technical information, know-how, tools, dies, molds and contractual rights used, useful or held for use in the manufacture and marketing of cosmetics, fragrances and related products; and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain of the assets of Seller used, useful or held for use in the manufacture and marketing of cosmetics, fragrances and related products as more particularly defined herein and on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein and other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, Seller and Buyer (collectively, the "Parties" and each sometimes, individually, a "Party"), intending to be legally bound, hereby agree as follows:

                Article 1 - PURCHASE AND SALE OF ASSETS; CLOSING

         .1 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York 10178, or such other place as Seller and Buyer may mutually agree, on January 6, 2005, or such other date as Seller and Buyer may mutually agree, (the "Closing Date") and, subject to completion, shall be deemed to have been consummated and become effective for all purposes as of 5:00 p.m. on the Closing Date. Subject to the provisions of Article 7, failure to consummate the purchase and sale provided for in this Agreement on the date and at the time and place determined pursuant to this Article 1 will not result in the termination of this Agreement and will not relieve any party of any obligations under this Agreement.

         .2 Transfer of Assets. Subject to the terms and conditions set forth herein, at the Closing Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and accept from Seller, all of Seller's right, title and interest in and to the following assets, which are used or held for use by Seller in connection with the manufacture and marketing of Products, with such changes therein, additions thereto and deletions therefrom as may occur from the date hereof through the Closing Date in the ordinary course of business or as may be permitted or required pursuant to the terms hereof (collectively, the "Purchased Assets"):

                  (i) the Molds;

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                  (ii) the Inventory;

                  (iii) the Know-How;

                  (iv) the rights of Seller and its Affiliates in, to and under the Trademark License;

                  (v) the rights of Seller and its Affiliates in, to and under the Purchase Commitments; and

                  (vi) all customer and vendor lists of Seller which relate to the Products; and such other business and financial information relating exclusively to the Products as Seller may reasonably request.

         .3 Excluded Assets. Only those assets, rights, interests and properties of Seller and its Affiliates which are expressly set forth in Article 1.2 are to be sold, assigned, transferred and conveyed to Buyer hereunder, directly or indirectly, and all other assets, rights, interests and properties of Seller and its Affiliates shall be specifically excluded from the transactions contemplated by this Agreement (collectively, the "Excluded Assets").

         .4 Consideration. In consideration for the sale, assignment, transfer and conveyance of the Purchased Assets to Buyer by Seller in accordance with and upon the terms and conditions set forth in this Agreement, Buyer shall (i) pay to Seller a purchase price equal to the aggregate of (A) the Initial Inventory Value, plus (B) the aggregate amount of $117,500 for the Pre-Paid Royalties, plus (C) Two Hundred Thousand Dollars ($200,000.00) for the Molds, plus (D) Five Million Eight Hundred Thousand Dollars ($5,800,000.00) for goodwill, (the "Purchase Price"), and (ii) assume the Assumed Liabilities in accordance with
Article 1.6. The Purchase Price is subject to adjustment in accordance with the provisions of Section 1.12.

         .5 Payment. Buyer shall pay the Purchase Price to Seller in the following manner:

                  (a) Buyer shall pay to Seller in cash on the Closing Date by wire transfer of immediately available funds to an account of Seller in accordance with wire instructions to be provided to Buyer by Seller in writing at least one (1) business day prior to the Closing ("Seller's Account") an amount equal to the net amount of (i) the Initial Inventory value, plus (ii) the aggregate amount $117,500.00 for the Pre-Paid Royalties, plus (iii) the amount of $200,000.00 for the Molds.

                  (b) Buyer shall pay the balance of Five Million Eight Hundred Thousand Dollars ($5,800,000.00) to Seller as follows:

                  (i) Buyer shall be credited with the amount of Seven Hundred Fifty Thousand Dollars ($750,000.00) previously paid to Seller as a good faith deposit hereunder on December 20, 2004;

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                  (ii) Buyer shall pay the amount of Two Million Five Hundred
         Thousand Dollars ($2,500,000.00) to Seller in cash by wire transfer of immediately available funds to Seller's Account on the Closing Date;

                  (iii) Two Million Five Hundred Fifty Thousand Dollars ($2,550,000.00) as a promissory note payable to Seller in substantially the form of Annex B (the "Promissory Note").

         .6 Assumption of Certain Liabilities and Obligations by Buyer. Subject to the provisions of Article 9, upon, from, and after the Closing, Buyer shall assume and agree to pay, perform and discharge when due, and shall indemnify Seller and its Affiliates against and hold them harmless from, the following, and only the following, obligations and liabilities of Seller (the "Assumed Liabilities"):

                  (a) all obligations of Seller under the Purchase Commitments listed on Schedules 3.8(a) and 3.8(b) hereto, but excluding any obligations or liabilities arising from claims of breach of, or otherwise arising out of but not specifically set forth in, the Purchase Commitments and relating to the period prior to the Closing Date (provided that Buyer will also assume up to $75,000.00 in Purchase Commitments later identified by Seller but not listed on
Schedule 3.8(a) or 3.8(b)); and

                  (b) all obligations of Seller under the Trademark License, but excluding any obligations or liabilities arising from claims of breach of, or otherwise arising out of but not specifically set forth in, the Trademark License and relating to the period prior to the Closing Date.

Notwithstanding anything to the contrary in this Section 1.6 above, or in
Section 1.7 below, Seller and Buyer agree that Seller will be responsible for all demonstration expenses related to retail sales for the period through January 31, 2005 and that Buyer will be responsible for all such expenses for the period after such date.

         .7 Retained Liabilities. Except as expressly provided in Article 1.6, Seller or its Affiliates, as the case may be, shall, without any responsibility or liability of, or recourse to, Buyer, absolutely and irrevocably retain and be solely liable and responsible for any and all Liabilities of any kind or nature asserted against or incurred or sustained by Buyer rising out of, related to, or associated with Seller, or any Affiliate of Seller, the business of Seller or its Affiliates (including, without limitation the ownership, leasing or use of the Purchased Assets), whether foreseen or unforeseen, known or unknown, existing or which may arise in the future, fixed or contingent, matured or unmatured, regardless of whether they are reflected in any of the Schedules attached hereto, regardless of whether they arise out of, relate to, or are associated with events occurring or circumstances existing before or after the Closing, regardless of whether they are asserted, incurred, or sustained, before or after the Closing, regardless of when they became fixed or known, regardless of whom they are asserted by or against, regardless of where they are asserted, incurred, or sustained, and regardless of whether they arise out of, relate to, or are associated with, health, safety, the environment, personal injury, contracts, property damage, employment, negligence, recklessness, violation of law, rule or regulation, misrepresentation, strict liability or product


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liability including, without limitation, all liabilities for product liability claims relating to Products manufactured by Seller on or prior to the Closing Date (collectively, the "Retained Liabilities").

         .8 Closing Obligations and Deliveries of Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

                  (a) one fully executed (including by Global) Assignment and Assumption Agreement related to the Trademark License in substantially the form of Annex A; and

                  (b) one executed Bill of Sale and Assignment, in form acceptable to Buyer, with respect to the Molds, the Inventory, the Know-How, the rights of Seller and its Affiliates under the Purchase Commitments and any other Purchased Assets;

                  (c) the certificate of an officer of Seller provided for in Articles 5(iii) and 5(v).

         .9 Closing Obligations and Deliveries of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

                  (a) one executed Assignment and Assumption Agreement related to the Trademark License in substantially the form of Annex A;

                  (b) one executed Assumption Agreement, in a form acceptable to Seller, with respect to the Purchase Commitments;

                  (c) the certificate of an officer of Buyer provided for in Articles 6(iii) and 6(v);

                  (d) those portions of the Purchase Price which are payable at Closing in accordance with the provisions of Article 1.5; and

                  (e) the Promissory Note.

         .10 Recording of Documents. Buyer shall be responsible, at Buyer's sole cost and expense, for the filing or recording of such deeds, assignments, instruments or documents delivered by Seller hereunder, however effected, and for the preparation and recording of such additional assignments, instruments or documents as may be necessary or appropriate to perfect Buyer's right or title to, or interest in, the Purchased Assets.

         .11 Assignment of Assets.

                  (a) Nonassignability. To the extent that any Purchased Asset described in Article 1.2 to be sold, assigned, transferred or conveyed to Buyer, or any claim, right or benefit arising thereunder or resulting therefrom (the "Interests"), is not capable of being assigned, transferred or conveyed without the Consent of any other party thereto (including any Governmental Authorization), or if such assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach thereof, this Agreement shall not constitute an assignment, transfer or conveyance thereof, or


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an attempted assignment, transfer or conveyance thereof, until such obstacles have been removed.

                  (b) Reasonable Efforts. Notwithstanding anything in this Agreement to the contrary, neither Seller nor any of its Affiliates is obligated to assign, transfer or convey to Buyer any of its rights and obligations in and to any of the Interests without first obtaining all necessary Consents. Seller shall use all reasonable efforts, and Buyer shall cooperate with Seller and its Affiliates, to obtain all necessary Consents, or to resolve any impracticabilities of, or impediments or threatened impediments to, transfer referred to in Article 1.11(a), necessary to convey to Buyer each such Interest as soon as reasonably practicable.

                  (c) If Consents Cannot be Obtained. To the extent any of the Consents referred to in Article l.11(a) have not been obtained as of the Closing, or until any impracticabilities of, or impediments to, transfer referred to in Article 1.11(a) are resolved, Seller shall use all reasonable efforts (at its sole cost and expense) during the remaining term of such Interest to: (i) obtain the Consent of any such third party; (ii) cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Interest to Buyer (including, but not limited to, continued performance by Seller or its Affiliate of a contractual obligation or service for the benefit of Buyer until required Consents for the transfer of that contract or service to Buyer are obtained and effected) so long as Buyer fully cooperates with Seller and such Affiliate in such arrangements (including reimbursement for expenses and the granting of any required subcontracts or authorization by Buyer to enable Seller or such Affiliate to so perform) and (iii) enforce, or cause to be enforced, at the request of Buyer and at the expense and for the account of Buyer, any rights of Seller or any of its Affiliates arising from such Interest against any other party or parties thereto (including the right to elect to terminate any such Interest in accordance with the terms thereof upon the advice of Buyer).

         .12 Adjustment to Purchase Price. The Purchase Price shall be subject to adjustment only in accordance with the provisions of this Section 1.12.

                  (a) The Inventory has been valued at One Million Three Hundred Forty One Thousand Eight Hundred Seventy Seven Dollars ($1,341,877) (the "Initial Inventory Value") based upon the Inventory expected to be existing and on hand at the Closing. The Purchase Price shall be adjusted up or down after the Closing by the difference, if any, between the Initial Inventory Value and the value of the Inventory determined in accordance with this Section 1.12 (the "Final Inventory Value").

                  (b) Seller shall make all such Inventory available at Seller's warehouse for loading onto Buyer's selected mode of transportation as of the opening of business on a date to be mutually agreed by Buyer and Seller which date shall be no later than fourteen (14) days following the Closing Date. Such persons as designated by Seller and to whom Buyer has no reasonable objection (with the right in Buyer to designate a person or persons to observe to whom Seller has no reasonable objection) shall conduct a physical count of the Inventory simultaneously with the loading. All Inventory in the hands of third persons will be verified by Seller (and, if so desired by Buyer, a


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representative of Buyer) and included as part of the Final Inventory Value. If, at the time of the physical count, there is significant physical damage or deterioration to specific Inventory items, such items will be excluded from the physical count. All other Inventory items will be included in the physical count and recognized as part of the Final Inventory Value. Seller shall determine the Final Inventory Value based on such physical count in accordance with Section 1.12(c) below and shall prepare and deliver to Buyer within thirty (30) days following the Closing Date a written statement stating such Final Inventory Value and the difference between such Final Inventory Value and the Initial Inventory Value.

                  (c) The Final Inventory Value will be calculated by Seller as follows: (i) raw materials valued at Seller's actual cost determined on a FIFO basis; (ii) work-in-process and finished goods Inventory valued at the standard costs therefor as set forth on Schedule 3.6 and (iii) all other Inventory, valued at Seller's actual cost determined on a FIFO basis.

                  (d) Within fourteen (14) days of receipt by Buyer of the written statement to be provided by Seller pursuant to Article 1.12(b), if the Final Inventory Value is greater than the Initial Inventory Value, the Buyer shall promptly pay to the Seller the difference in immediately available funds by wire transfer to Seller's Account, and if the Final Inventory Value is less than the Initial Inventory Value, Buyer shall have an automatic right of set-off against the Purchase Price and may set-off the difference in accordance with
Article 9.6.

           Article 2 - REPRESENTATIONS AND WARRANTIES REGARDING BUYER

         .1 Organization. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware. Buyer has all corporate power and authority necessary to (i) execute, deliver and perform its obligations under this Agreement and (ii) consummate the transactions contemplated hereby.

         .2 Authorization. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

         .3 No Breach. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby will not (i) conflict with, result in any violation of or constitute a default under the Organizational Documents of Buyer, (ii) constitute a default under, result in a violation or breach of, result in the cancellation or termination of, accelerate the performance required under, or result in the creation of any Encumbrance upon any of the properties of Buyer pursuant to, any Contract to which Buyer is a party or by which any of such properties is bound or (iii) result in a violation of, or conflict with, any Legal Requirement or Order applicable to Buyer or any of its properties.

         .4 Consents. No consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to, and no filing is required to be made with, any third party (including, without limitation, any Governmental Authority) by Buyer in order (i) for this Agreement to constitute a legal, valid and binding obligation of Buyer or (ii) to


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authorize or permit the consummation by Buyer of the transactions contemplated hereby.

          Article 3 - REPRESENTATIONS AND WARRANTIES REGARDING SELLER

         .1 Organization and Authorization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey. Seller has all limited liability company power and authority necessary to (i) execute, deliver and perform its obligations under this Agreement, and (ii) consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Seller. This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

         .2 No Breach. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby will not, directly or indirectly, (with or without notice or lapse of time) (i) contravene, conflict with, result in a violation or breach of, or constitute a default under, the Organizational Documents of Seller, (ii) contravene, constitute a default under, result in a violation or breach of, result in the cancellation or termination of, accelerate the performance required under, or result in the creation of, any Encumbrance upon any of the properties of Seller, pursuant to any Contract to which Seller is a party or by which any of such properties is bound, (iii) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other person the right to challenge any of the transactions contemplated hereby or thereby, or to exercise any remedy, or obtain any relief, under any Legal Requirement or any Order to which Seller, or any of the Purchased Assets may be subject.

         .3 Consents. Except as set forth on Schedule 3.3, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to, and no filing is required to be made with, any third party (including, without limitation, any Governmental Authority) by Seller in order (i) for this Agreement to constitute a legal, valid and binding obligation of Seller or (ii) to authorize or permit the consummation by Seller of the transactions contemplated hereby.

         .4 Standard Costs. The Seller's standard costs relating to the Products set forth on Schedule 3.6, are true and correct and consistent with Seller's past practices.

         .5 Molds. Schedule 3.5 contains a true, correct and complete list of all Molds owned or used by Seller in connection with the manufacture or marketing of Products and sets forth the current location of each. The Molds constitute all such devices or similar items necessary for the manufacture or marketing of Products on a basis consistent with the kind, quality and quantities previously manufactured and marketed by Seller. All Molds are in good operating condition, reasonable wear and tear excepted, and are suitable for the manufacture of the Products.

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         .6 Inventory. Schedule 3.6 contains a true, correct and complete list of Seller's Inventory related to each of the Products. All items of Inventory are in good and merchantable condition, of first quality and in conformance to the specifications for such Products, saleable or usable in the ordinary course of business for the purposes for which intended and have been carried on the books and records of Seller on a consistent basis.

         .7 Title to Owned Properties. Seller has good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances.

         .8 Purchase Commitments. Except as provided in Section 1.6(a), Schedule 3.8(a) contains a true, correct and complete list of all Purchase Commitments related to Inventory and Schedule 3.8(b) hereto contains a true and correct list of all Purchase Commitments related to items other than Inventory. Seller has previously delivered or caused to be delivered to Buyer a true, correct and complete copy of each Purchase Commitment.

         .9 Performance Under Purchase Commitments. All of the Purchase Commitments are legal, valid, and binding upon the parties thereto in accordance with their respective terms and are in full force and effect. Seller is not in breach or default, nor has it received notice of any default or any event which, with or without notice or lapse of time, would constitute a breach or default by Seller, under any such Purchase Commitment. To Seller's knowledge, none of the other parties to any such Purchase Commitment is in breach or default thereunder. To Seller's knowledge, there does not exist any condition nor has there occurred any event which, with or without notice or lapse of time, would constitute a breach or default under any such Purchase Commitment. There is no reasonable basis for any party to such Purchase Commitment to make any claim against Buyer with respect to any such Purchase Commitment to the extent the same relates to the period prior to the Closing Date.

         .10 Intellectual Property.

                  (a) Seller has previously delivered to Buyer a true, correct and complete copy of the Trademark License. Seller has performed all of its obligations under, and is in full compliance with, the Trademark License and the license provided for therein remains in full force and effect. Seller has not received notice from Global to the contrary. Through the date hereof, Seller has paid to the Licensor under the Trademark License at least $307,500 as Guaranteed Minimum Royalties thereunder.

                  (b) To Seller's knowledge, the manufacture and marketing of the Products as presently conducted by Seller and its Affiliates does not violate, conflict with or infringe in any respect the Intellectual Property of any other Person. No claims are pending or threatened against Seller or any of its Affiliates by any person with respect to the ownership, validity, enforceability, effectiveness or use of the Licensed Trademarks. Neither Seller nor any of its Affiliates has received any written or oral communication alleging that Seller or any such Affiliate has in the conduct of its business related to the Products, violated any rights relating to Intellectual Property of any person.

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         .11 Proceedings; Orders. There are no Proceedings or Orders presently outstanding, pending or, to Seller's knowledge, threatened against Seller which relate in any way to the Licensed Trademarks or the Products.

         .12 Health and Safety Conditions. Schedule 3.12 sets forth or describes in reasonable detail all relevant facts pertaining to the substance of, or Seller has delivered, or caused to be delivered, to Buyer, copies of all current safety data sheets relating to the Products and the chemical substances or mixtures currently used by Seller in the manufacture of Products.

         .13 Full Disclosure. Neither this Agreement nor any agreement, document, instrument, certificate or statement made or furnished to Buyer in connection with this Agreement and the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits the statement of a material fact required to be stated in order to make the statements contained herein and therein not misleading.

                       Article 4 - Pre-Closing Covenants

         .1 Conduct By Buyer. From the date hereof until the Closing, Buyer shall not take any action which would cause any representation or warranty contained in Article 2 hereof to be untrue or incorrect in any respect as of the Closing.

         .2 Conduct by Seller. From the date hereof until the Closing, Seller shall not take any action which would cause any representation or warranty contained in Article 3 hereof to be untrue or incorrect in any respect as of the Closing.

         .3 Conduct of the Business. From the date hereof until the Closing, Seller shall:

                  (i) maintain levels of Inventory of each of the Products consistent with past practice;

                  (ii) notify Buyer of the occurrence of any event or the existence of any condition which would have been required to be disclosed on the date hereof in order to make the representations and warranties contained in Article 3 hereof true and correct had such event then occurred or condition then existed; and

                  (iii) use its best efforts to preserve its business of manufacturing and marketing Products intact and preserve for Buyer the goodwill of the suppliers, distributors, customers and others having a business relationship with Seller with respect to the Products.

         .4 Fulfillment of Conditions. Each Party shall use all reasonable efforts to fulfill or cause to be fulfilled the conditions set forth in Articles 5 and 6 hereof.

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                   Article 5 - BUYER'S CONDITIONS TO CLOSING

         The obligations of Buyer to consummate the transactions contemplated hereby are, unless waived by Buyer, subject to the fulfillment, at or before the Closing, of each of the following conditions:

                  (i) No Legal Requirement of a Governmental Authority shall be in effect which prohibits, restricts or enjoins or otherwise materially adversely affects the consummation of the transactions contemplated by this Agreement.

                  (ii) No Proceeding shall be pending or threatened (A) which seeks to prohibit, restrict, enjoin, nullify, seek material damages with respect to, or otherwise materially adversely affect the consummation of the transactions contemplated by this Agreement or (B) which if adversely determined would materially and adversely affect the value of the Purchased Assets or materially and adversely interfere with the ability of Buyer to manufacture and market the Products under the Licensed Trademarks.

                  (iii) Each representation and warranty of Seller set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except that, representations and warranties that by their terms speak only as of the date hereof or some other specific date need be true and correct only as of such date, and Seller shall have delivered to Buyer a certificate approved by Buyer dated the Closing Date executed by a duly authorized officer of Seller to such effect.

                  (iv) Seller shall have obtained, or to the reasonable satisfaction of Buyer obviated the need to obtain, all Consents and Governmental Authorizations, if any, required to consummate the transactions contemplated by this Agreement.

                  (v) Seller shall have performed and complied with all covenants and agreements required to be performed or complied with by Seller under this Agreement prior to or concurrently with the Closing, and Seller shall have delivered to Buyer a certificate approved by Buyer dated the Closing Date executed by a duly authorized officer of Seller to such effect.

                  (vi) Buyer shall have received all certificates and other documents required to be delivered to Buyer at or before the Closing pursuant to this Agreement duly executed by all necessary persons (other than Buyer).

                  (vii) Global shall have executed and delivered to Buyer an amendment to the Trademark License to delete the existing clause (i) and the existing final sentence of Section 2.2(d), both relating to the services of Alan Greco.

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                   Article 6 - SELLER'S CONDITIONS TO CLOSING

         The obligations of Seller to consummate the transactions contemplated hereby are, unless waived by Seller, subject to the fulfillment, at or before the Closing, of each of the following conditions:

                  (i) No Legal Requirement of a Governmental Authority shall be in effect which prohibits, restricts or enjoins or otherwise materially adversely affects the consummation of the transactions contemplated by this Agreement.

                  (ii) No suit, action or proceeding shall be pending or threatened which seeks to prohibit, restrict, enjoin, nullify, seek material damages with respect to, or otherwise materially adversely affect the consummation of the transactions contemplated by this Agreement.

                  (iii) Each representation and warranty of Buyer set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except that, representations and warranties that by their terms speak only as of the date hereof or some other specific date need be true and correct only as of such date, and Buyer shall have delivered to Seller a certificate dated the Closing Date executed by a duly authorized officer of Buyer to such effect.

                  (iv) Seller shall have obtained all Consents and Governmental Authorizations, if any, required to consummate the transactions contemplated by this Agreement.

                  (v) Buyer shall have performed and complied with all covenants and agreements required to be performed or complied with by Buyer under this Agreement prior to or concurrently with the Closing and Buyer shall have delivered to Seller a certificate, dated the Closing Date, executed by a duly authorized officer of Buyer to such effect.

                  (vi) Seller shall have received all certificates and other documents required to be delivered to Seller at or before the Closing pursuant to this Agreement duly executed by all necessary persons (other than Seller).

                  (vii) Seller shall have received those portions of the Purchase Price payable at Closing in accordance with Article 1.5 hereof.

                  (viii) Seller shall have received the Promissory Note.

                 Article 7 - TERMINATION; SURVIVAL OF AGREEMENT

         .1 Termination. Notwithstanding anything contained herein to the contrary, this Agreement may be terminated:

                  (i) at the Closing or at any time prior thereto, by mutual written consent of Seller and Buyer;

                  (ii) at the Closing, by Buyer, if any of the conditions set forth in Article 5 hereof shall not have been fulfilled and shall not have been waived by Buyer at or prior to the Closing;

                  (iii) at the Closing, by Seller, if any of the conditions set forth in Article 6 hereof shall not have been fulfilled and shall not have been waived by Seller at or prior to the Closing.

                Article 8 - TAX MATTERS; POST-CLOSING COVENANTS

         .1 Transactional Taxes. Seller shall be responsible for Transactional Taxes. If Buyer shall be required to pay any of the Transactional Taxes, Seller shall promptly reimburse Buyer therefor. Seller shall indemnify Buyer for, and shall hold Buyer harmless from, any and all Liabilities asserted against or incurred or sustained by Buyer relating to Transactional Taxes pursuant to the procedure set forth in Article 9.5 hereof.

         .2 Further Assurances. At any time and from time to time after the Closing, the Parties shall execute, deliver and acknowledge such other documents and instruments of transfer, assignment or conveyance and do such further acts and things as may be reasonably required in order to consummate the transactions contemplated hereby.

            Article 9 - SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         .1 Survival of Representations and Covenants of Buyer. The representations and warranties of Buyer set forth in Article 2 hereof shall survive the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby for a period of twelve (12) months and shall then expire.

         .2 Survival of Representations and Covenants of Seller. The representations and warranties of Seller set forth in Article 3 hereof shall survive the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby for a period of twelve (12) months and shall then expire, except for the representations and warranties in
Section 3.7 which shall survive indefinitely.

         .3 Indemnification by Buyer. Subject to Articles 9.5 and 18 hereof, Buyer shall indemnify Seller for, and shall hold Seller harmless from, any and all Liabilities asserted against or incurred or sustained by Seller arising out of, related to or associated with (i) any breach of any covenant or agreement contained in this Agreement by Buyer, (ii) any breach by Buyer of any of the warranties or representations set forth in Article 2 hereof or (iii) any of the Assumed Liabilities.

         .4 Indemnification by Seller. Subject to Articles 9.5 and 18 hereof, Seller shall indemnify Buyer for, and shall hold Buyer harmless from, any and all Liabilities asserted against or incurred or sustained by Buyer arising out of: (i) any breach of any covenant or agreement contained in this Agreement by Seller; (ii) any breach by Seller of any of the warranties or representations set forth in Article 3 hereof, (iii) any of the Retained Liabilities.

         .5 Indemnification Procedure.

                  (a) Indemnitee shall promptly give the Indemnitor written notice of any Loss (as defined in Article 9.5(b) hereof) which the Indemnitee has determined has given or could give rise to a claim for indemnification hereunder (a "Notice of Claim"). A Notice of Claim shall specify in reasonable detail the nature and all known particulars related to a Loss. The Indemnitor shall perform its indemnification obligations in respect of a Loss described in a Notice of Claim under Articles 9.3 or 9.4 hereof, as the case may be, within thirty (30) days after the Indemnitor shall have received such Notice of Claim; provided, however, such obligation shall be suspended so long as the Indemnitor is in good faith performing its obligations under Article 9.5(c) hereof with respect to such Loss.

                  (b) As used in this Article 9.5, the term "Loss" shall mean a liability described in Article 8.1, 9.3, or 9.4 hereof, or a fee, commission, compensation or payment described in Article 11.1, as the case may be.

                  (c) With respect to a Loss (i) which constitutes a third party claim, demand, suit, action or proceeding, (ii) which is the subject of a Notice of Claim, (iii) which is a Liability solely for money damages and (iv) in respect of which the Indemnitor shall have given written notice to the Indemnitee acknowledging an indemnification obligation under Article 9.3 or 9.4 hereof, as the case may be, the Indemnitor shall have the sole and exclusive right and obligation, in good faith and at its own cost and expense, to defend, contest or otherwise oppose any third party claim, demand, suit, action or proceeding which gives rise to a Loss in respect of which a Notice of Claim has been given with legal counsel selected by it. The Indemnitor shall (i) promptly inform the Indemnitee of all material developments related to any such event or circumstance and (ii) inform the Indemnitee promptly after the Indemnitor has made a good faith determination, based on the facts alleged in such Notice of Claim or which have otherwise become known to the Indemnitor, either that the Indemnitor acknowledges that it has an indemnification obligation hereunder in respect of such Loss or that the Indemnitor has made a good faith determination that it has no indemnification obligation hereunder in respect of such Loss. Notwithstanding anything contained herein to the contrary, the Indemnitee shall have the right, but not the obligation, to participate, at its own cost and expense, in the defense, contest or other opposition of any such third party claim, demand, suit, action or proceeding through legal counsel selected by it and shall have the right, but not the obligation, to assert any and all cross-claims or counterclaims which it may have. So long as the Indemnitor is in good faith performing its obligations under this Article 9.5(c), the Indemnitee shall (i) at all times, at its own cost and expense, cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, make its employees reasonably available to and otherwise render reasonable assistance to the Indemnitor upon request and (ii) not compromise or settle any such claim, demand, suit, action or proceeding without the prior written consent of the Indemnitor. If the Indemnitor fails to perform its obligations under this Article 9.5(c), or if the Indemnitor shall have informed the Indemnitee in writing in accordance with the second sentence of this Article 9.5(c) that the Indemnitor does not have an indemnification obligation hereunder in respect of such Loss, then the Indemnitee shall have the right, but not the obligation, to take the actions which the Indemnitor would have had the right to take in connection with the performance of such obligations and, if the Indemnitee is entitled to indemnification hereunder in respect of the event or circumstance as to which the Indemnitee takes such actions, then the Indemnitor shall, in addition to indemnifying Indemnitee for the Loss, indemnify the Indemnitee for all of the legal, accounting and other costs, fees and expenses reasonably and actually incurred in connection therewith. If the Indemnitor proposes to settle or compromise any such third party action, demand, claim, suit or proceeding, the Indemnitor shall give written notice to that effect (together with a statement in reasonable detail of the terms and conditions of such settlement or compromise) to the Indemnitee a reasonable time prior to effecting such settlement or compromise. Notwithstanding anything contained herein to the contrary, the Indemnitee shall have the right (i) to object to the settlement or compromise of any such third party action, demand, claim, suit or proceeding whereupon (A) the Indemnitee will assume the defense, contest or other opposition of any such third party action, demand, claim, suit or proceeding for its own account and as if it were the Indemnitor and (B) the Indemnitor shall be released from any and all liability with respect to any such third party action, demand, claim, suit or proceeding to the extent that such liability exceeds the liability which the Indemnitor would have had in respect of such a settlement or compromise, or (ii) to assume, at any time by giving written notice to that effect to the Indemnitor, the cure, mitigation, remediation, remedy or other handling of such event or circumstance and the defense, contest or other opposition of any such third party action, demand, claim, suit or proceeding for its own account whereupon the Indemnitor shall be released from any and all liability with respect to such event or circumstance and such third party action, demand, claim, suit or proceeding.

                  (d) Notwithstanding anything contained herein to the contrary, each Party shall use, and shall cause its subsidiaries and Affiliates to use, all reasonable efforts to mitigate any and all damages, losses, liabilities, costs and expenses in respect of which it may be entitled to indemnification hereunder.

         .6 Right of Set-Off. Upon notice to Seller specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under Article 1.12(d) and under this Article 9 against amounts otherwise payable under the Promissory Note. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Promissory Note or any instrument securing a Promissory Note. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available.

                              Article 10 - NOTICES

         All notices required or permitted to be given pursuant to this Agreement shall be given in writing in the English language, shall be transmitted by personal delivery, by registered or certified mail, return receipt requested, postage prepaid, or by telecopier or other electronic means and shall be addressed as follows:

         When Buyer is the intended recipient:

                  Parlux Fragrances, Inc.
                  3725 S.W. 30th Avenue
                  Fort Lauderdale, FL  33312
                  Attention:   Ilia Lekach
                               Chairman and Chief Executive Officer
                  Telecopy No:  (954) 316-8155
         with a copy to:

                  Mitchell R. Schrage & Associates
                  Tower 56
                  126 East 56th Street
                  New York, NY  10022
                  Attention:   Mitchell R. Schrage, Esq.
                  Telecopy No:  (212) 758-1616


         When Seller is the intended recipient:

                  Victory International (USA) LLC
                  85 Newfield Avenue
                  Edison, NJ  08837
                  Attention:   Anil K. Monga
                  Telecopy No:  (732) 417-5990


         with a copy to:
                  Kelley Drye & Warren LLP
                  101 Park Avenue
                  New York, NY  10178
                  Attention:   William R. Golden, Esq.
                  Telecopy No:  (212) 808-7897


A Party may designate a new address to which notices required or permitted to be given pursuant to this Agreement shall thereafter be transmitted by giving written notice to that effect to the other Parties. Each notice transmitted in the manner described in this Article 10 shall be deemed to have been given, received and become effective for all purposes at the time it shall have been
(i) delivered to the addressee as indicated by the return receipt (if transmitted by mail), the affidavit of the messenger (if transmitted by personal delivery) or the answer back or call back (if transmitted by telecopier or other electronic means) or (ii) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.

                 Article 11 - BROKERAGE FEES; CERTAIN EXPENSES

         .1 Brokerage Fees.

                  (a) Seller agrees to indemnify Buyer, and to hold Buyer harmless from, any claim or liability for any fee, commission, compensation or other payment by any broker, finder or similar agent who claims to have been, or who was in fact, engaged by or on behalf of Seller in connection with the transactions contemplated by this Agreement in accordance with the procedure set forth in Article 9.5 hereof.

                  (b) Buyer agrees to indemnify Seller, and to hold Seller harmless from, any claim or liability for any fee, commission, compensation or other payment by any broker, finder or similar agent who claims to have been, or who was in fact, engaged by or on behalf of Buyer in connection with the transactions contemplated by this Agreement in accordance with the procedure set forth in Article 9.5 hereof.

         .2 Certain Expenses. Except as otherwise provided in this Agreement and regardless of whether the transactions contemplated by this Agreement are consummated, each Party agrees to pay all expenses, fees and costs (including, without limitation, legal, accounting and consulting expenses) incurred by it in connection with the transactions contemplated hereby.

                       Article 12 - GOVERNING LAW; FORUM

         The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New Jersey (without giving effect to the laws, rules or principles of the State of New Jersey regarding conflicts of laws). Each Party agrees that any proceeding arising out of or relating to this Agreement or the breach or threatened breach of this Agreement shall be commenced and prosecuted in a state or federal court in the State of New Jersey. Each Party consents and submits to the non-exclusive personal jurisdiction of any court in the State of New Jersey in respect of any such proceeding. Each Party consents to service of process upon it with respect to any such proceeding by registered mail, return receipt requested, and by any other means permitted by applicable laws and rules. Each Party waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any court in the State of New Jersey and any claim that it may now or hereafter have that any such proceeding in any court in the State of New Jersey has been brought in an inconvenient forum. Each Party waives trial by jury in any such proceeding.

       Article 13 - BINDING EFFECT; ASSIGNMENT; THIRD PARTY BENEFICIARIES

         This Agreement shall be binding upon the Parties and their respective successors and assigns and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Seller nor Buyer shall assign any of its rights or delegate any of its duties under this Agreement (by operation of law or otherwise) without the prior written consent of the other of them. Any assignment of rights or delegation of duties under this Agreement by a Party without the prior written consent of the other Parties, if such consent is required hereby, shall be void. No person shall be, or be deemed to be, a third party beneficiary of this Agreement.

                         Article 14 - ENTIRE AGREEMENT

         This Agreement together with the Appendices, Annexes and Schedules attached hereto constitute the entire contract among the Parties with respect to the subject matter hereof and cancel and supersede all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by, between or among the Parties with respect to the subject matter hereof. Nothing contained in any document or instrument of conveyance, transfer, assignment or delivery executed or delivered at the Closing pursuant to this Agreement shall amend, extend, modify, renew or alter in any manner any representation, warranty, covenant, agreement or indemnity contained herein. Nothing contained in this Agreement or in any of the Appendices, Annexes and Schedules attached hereto shall constitute or be interpreted or construed as an admission by any Party or any of its Affiliates of liability to third parties, under any Legal Requirement or otherwise, or as an admission that any Party or any of its Affiliates are in violation of or have ever violated any such Legal Requirement.

                        Article 15 - FURTHER ASSURANCES

         At any time and from time to time after the Closing, the Parties shall execute, deliver and acknowledge such other documents and take such further actions as may be reasonably required in order to consummate the transactions contemplated hereby.

                            Article 16 - AMENDMENTS

         No addition to, and no cancellation, renewal, extension, modification or amendment of, this Agreement shall be binding upon a Party unless such addition, cancellation, renewal, extension, modification or amendment is set forth in a written instrument which states that it adds to, amends, cancels, renews, extends or modifies this Agreement and which is executed and delivered on behalf of each Party by an officer of, or attorney-in-fact for, such Party.

                              Article 17 - WAIVERS

         No waiver of any provision of this Agreement shall be binding upon a Party unless such waiver is expressly set forth in a written instrument which is executed and delivered on behalf of such Party by an officer of, or attorney-in-fact for, such Party. Such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a Party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a Party shall be deemed to be a waiver of any other right, power or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

                             Article 18 - REMEDIES

         The rights, powers and remedies of the Parties set forth herein for a breach of or default under this Agreement (including, without limitation, a breach of or default under any of the representations, warranties, covenants or agreements contained in this Agreement) are cumulative and in addition to, and not in lieu of, any rights or remedies that any Party may otherwise have under this Agreement, at law or in equity.

                      Article 19 - HEADINGS; COUNTERPARTS

         The headings set forth in this Agreement have been inserted for convenience of reference only, shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement. This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument. This Agreement shall become effective and be deemed to have been executed and delivered by all of the Parties at such time as counterparts shall have been executed and delivered by each of the Parties, regardless of whether each of the Parties has executed the same counterpart. It shall not be necessary when making proof of this Agreement to account for any counterparts other than a sufficient number of counterparts which, when taken together, contain signatures of all of the Parties.

                           Article 20 - SEVERABILITY

         If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the Parties as expressed in, and the benefits to the Parties provided by, this Agreement or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

                            Article 21 - BULK SALES

         Buyer waives compliance with any applicable bulk sales and similar laws and statutes which may be applicable to the consummation of the transactions contemplated by this Agreement, including the provisions of the Uniform Commercial Code and Seller agrees to indemnify, defend and hold Buyer harmless from any and all claims, losses, damages, judgments, penalties, expenses and reasonable attorneys' fees Buyer may suffer as a result of such non-compliance.

                        Article 22 - CERTAIN REFERENCES

         .1 Person. As used herein, references to a "person" shall mean an individual or an entity, including, without limitation, a corporation, partnership, joint venture, trust, joint stock company, association, unincorporated organization or group acting in concert.

         .2 Affiliate. As used herein, references to an "Affiliate" shall mean, with respect to any person, any other person which, directly or indirectly, controls, is controlled by or is under common control with such person. For purposes of the preceding sentence, "control" shall include the power to vote or direct the voting of more than twenty percent (20%) of the voting shares, general partnership interests or other voting equity interests of a person.

         IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.

                            BUYER
                            By:      /s/ Frank A. Buttacavoli
                               ------------------------------
                            Name:  Frank A. Buttacavoli
                            Title: Executive Vice President/Chief Operating Officer/Chief Financial Officer
                            SELLER
                            By:      /s/ Anil K. Monga
                               -----------------------
                            Name:  Anil K. Monga
                            Title:  President

                                   APPENDIX A

         "Affiliate" has the meaning assigned in Article 22.2.

         "Assumed Liabilities" has the meaning assigned in Article 1.6.

         "Buyer" has the meaning assigned in the preamble.

         "Closing" has the meaning assigned in Article 1.1.

         "Closing Date" has the meaning assigned in Article 1.1.

         "Consent" means any consent, approval, exemption, authorization or waiver by any third party other than a Governmental Authorization.

         "Contract" means, with respect to any person, any oral or written agreement, indenture, undertaking, debt instrument, contract, lease, understanding, arrangement, or commitment to which such person is a party or by which it is bound or to which any of its properties are subject.

         "Encumbrance" means any charge, mortgage, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, preemptive right or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership (other than a restriction on transfer arising under the Securities Laws), except for liens incurred in the ordinary course of business in respect of Taxes for which adequate reserves have been established.

         "Excluded Assets" has the meaning assigned in Article 1.3.

         "Final Inventory Value" has the meaning assigned in Article 1.12(a).

         "Global" means Global Brand Holdings, LLC, the licensor under the Trademark License.

         "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority pursuant to any Legal Requirement.

         "Governmental Authority" means any nation, state, county, city, town, village, district, or other jurisdiction of any nature; federal, state, local, municipal, foreign, or other government; governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "Indemnitee" means a person who may be entitled to indemnification hereunder.

         "Indemnitor" means the person who may be obligated to provide indemnification hereunder.

         "Initial Inventory Value" has the meaning assigned in Article 1.12(a).

         "Intellectual Property" means patents, trademarks, copyrights, and technology, owned, used, filed by or licensed to Seller and used, held for use or intended to be used primarily in the manufacture and marketing of the Products and patent and technology licenses and trademark licenses used, held for use or intended to be used primarily in the manufacture and marketing of the Products.

         "Interests" has the meaning assigned in Section 1.11(a).

         "Inventory" means any and all inventories (including finished goods, work-in-process, raw and packaging materials, stores, advertising and marketing materials, manufacturing supplies and spare parts) which are owned by Seller and used or held for use in the manufacture or marketing of Products, including all inventories set forth on Schedule 3.6.

         "Know-How" means all technical information, knowledge with respect to procedures, processes, trade secrets, inventions, formulae for the perfume oil, production methods, practices, techniques, diagrams, drawings, specifications, blueprints, lists of materials and components, production manuals and all other data relating to the design, manufacture, production, inspection and testing of the Products known by, available to, owned or used by Seller, including all patents, copyrights, trade secrets and other intellectual property rights with respect thereto; provided that any such items that are held by Seller pursuant to licenses are not included in the Purchased Assets.

         "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principal of common law, regulation, statute, or treaty.

         "Liability" means any and all claims, liabilities, obligations, losses, costs, expenses (including, without limitation, reasonable legal, accounting and other expenses), litigation, proceedings, fines, taxes, levies, imposts, duties, deficiencies, assessments, charges, penalties, allegations, demands, damages (including, without limitation, actual, punitive or consequential, foreseen or unforeseen, known or unknown damages), settlements or judgments of any kind or nature whatsoever.

         "Licensed Trademarks" means the trademarks licensed to Seller by Global pursuant to the Trademark License, as specified therein.

         "Loss" has the meaning assigned in Article 9.5(b) hereof.

         "Molds" means all molds, test and production dies and other mechanical devices, and all components thereof, used to produce bottles, caps and other packaging components for the Products.

         "Notice of Claim" has the meaning assigned in Article 9.5(a) hereof.

         "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority or by any arbitrator.

         "Organizational Documents" means the articles or certificate of incorporation and the bylaws of a corporation; the certificate of formation and the operating agreement or limited liability company agreement of a limited liability company; the partnership agreement and any statement of partnership or a general partnership; the limited partnership agreement and the certificate of limited partnership of a limited partnership; any charter or similar document adopted or filed in connection with the creation, formation, or organization of a person; and any amendment to any of the foregoing.

         "Party" and "Parties" shall have the respective meanings assigned in the preamble.

         "Pre-Paid Royalties" means all Guaranteed Minimum Royalties previously paid to Global by Seller in accordance with the terms of the Trademark License in the amount of One Hundred Seventeen Thousand Five Hundred Dollars ($117,500.00).

         "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

         "Products" means those cosmetic, fragrance and other products marketed by Seller under the Licensed Trademarks.

         "Promissory Note" has the meaning assigned in Article 1.5(d)(iii).

         "Purchase Commitments" means Seller's outstanding commitments for the purchase of Products and related raw materials and supplies, and other items, as set forth on Schedules 3.8(a) and 3.8(b).

         "Purchased Assets" has the meaning assigned in Article1.2.

         "Purchase Price" has the meaning assigned in Article 1.4.

         "Retained Liabilities" has the meaning assigned in Article 1.7.

         "Seller" has the meaning assigned in the preamble.

         "Seller's Account" has the meaning assigned in Article 1.5(a).

         "Tax" means any tax (including, without limitation, income, payroll, ad valorem, real and personal property, gross receipts, sales, use, franchise and stamp taxes) imposed by any Governmental Authority together with any interest or penalties thereon.

         "Trademark License" means the License Agreement, dated as of December 1, 2003, between Global and Seller relating to the XOXO and related trademarks.

          "Transactional Taxes" means any transfer, conveyance, excise, stamp, documentary and other governmental taxes, duties, charges, fees, imposts and assessments, and all interest and penalties thereon, imposed at any time by any taxing authority with respect to this Agreement, the transfer, assignment, conveyance or delivery of the Purchased Assets or the consummation of the transactions contemplated hereby.